Exhibit 5.1
Simpson Thacher & Bartlett llp
900 G Street, NW Washington, D.C. 20001
telephone: +1-202-636-5500 facsimile: +1-202-636-5502
Direct Dial Number	E-mail Address

September 4, 2025
Hamilton Lane Incorporated
110 Washington Street, Suite 1300
Conshohocken, PA 19428
Ladies and Gentlemen:
We have acted as counsel to Hamilton Lane Incorporated, a Delaware corporation (the “Company”), in connection with the purchase by the Underwriter (as defined below) of an aggregate of 528,705 shares (the “Shares”) of Class A Common Stock, par value $0.001 per share (“Common Stock”), of the Company, consisting of 378,705 shares of Common Stock (the “Primary Shares”) from the Company and 150,000 shares of Common Stock (the “Secondary Shares”) from French River 5 Limited (the “Selling Stockholder”) pursuant to the Underwriting Agreement, dated September 2, 2025 (the “Underwriting Agreement”), among the Company, Hamilton Lane Advisors, L.L.C., the Selling Stockholder and BofA Securities, Inc. (the “Underwriter”) and the other parties thereto, which transaction has been registered by the Company on the registration statement on Form S-3 (File No. 333-283233) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
We have examined the Registration Statement; the Underwriting Agreement; and the Amended and Restated Certificate of Incorporation of the Company, which has been filed with

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the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (a) the Secondary Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable and (b) the Primary Shares have been duly authorized, and upon payment and delivery in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.
We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

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Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP